EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES PROPOSED PRIVATE OFFERING OF
SENIOR SUBORDINATED NOTES

FORT WORTH, TEXAS, MARCH 2, 2005 – RANGE RESOURCES CORPORATION (NYSE: RRC) today announced it intends to offer $150 million of senior subordinated notes due 2015 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The net proceeds of the offering will be used to reduce the balance outstanding under its senior credit facility.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes. The senior subordinated notes to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will only be offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. Unless so registered, the senior subordinated notes issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwest, Appalachia and Gulf Coast regions of the United States.

2005-9

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com